SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES AND EXCHANGE ACT OF 1934


Date of Report (Date of Earliest Event Reported) January 11, 2002
                                                -----------------


                            SUNSHINE PCS CORPORATION

             (Exact Name of Registrant as Specified in its Charter)



    Delaware                       333-8234               13-4141279
    --------                       --------               ----------
(State of other               (Commission File          (IRS Employer
Jurisdiction of                   Number)                    Identification)
Incorporation)




359 West 11th Street, Suite 7B, New York, New York             10014
--------------------------------------------------             -----
(Address of Principal Executive Offices                      Zip Code



Registrant's Telephone Number, Including Area Code: 646-336-1718
                                                   -------------


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Item 5.  Other Events

Fortunet Communications, L.P., Sunshine PCS Corporation's (the "Company") predecessor-in-interest, as well as Victoria Kane, the sole stockholder of Fortunet Wireless Communication Corporation, Karen Johnson, the Company's President, and Lynch Interactive Corporation, among others, have been named as defendants in a lawsuit brought under the so-called "qui tam" provisions of the federal False Claims Act in the United States District Court for the District of Columbia. Although the complaint was filed under seal with the court on February 14, 2001, and the seal was lifted on January 11, 2002, the defendants have yet to be formally served with the complaint. Under the False Claims Act, a private plaintiff, termed a "relator," may file a civil action on the U.S. government's behalf against another party for violation of the statute. In return, the relator receives a statutory bounty from the government's litigation proceeds if he is successful.

The relator in this lawsuit is R.C. Taylor III, who is allegedly an attorney specializing in telecommunications law. The main allegation in the case is that the defendants participated in the creation of "sham" bidding entities that allegedly defrauded the federal Treasury by improperly participating in certain FCC spectrum auctions restricted to small businesses, as well as obtaining bidding credits in other spectrum auctions allocated to "small" and "very small" businesses. The lawsuit seeks to recover an unspecified amount of damages, which would be subject to mandatory trebling under the statute.

The Company strongly believes that this lawsuit is completely without merit, and intends to defend the suit vigorously. The U.S. Department of Justice has notified the court that it has declined to intervene in the case. Nevertheless, we cannot predict the ultimate outcome of the litigation, nor can we predict the effect that the lawsuit or its outcome will have on our business or results of operations.


                                   Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                            Sunshine PCS Corporation


                             By: /s/Karen E. Johnson
                                 ------------------------------
                                    Karen E. Johnson
                                    Chief Executive Officer


Date: January 31, 2002